Exhibit 99.4

June 28, 2018

Opera Limited

Gjerdrums vei 19,

0484 Oslo, Norway

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Opera Limited (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully, /s/ Trond Riiber Knudsen

Name: Trond Riiber Knudsen